Exhibit 99.1

FOR RELEASE May 31, 2006

StanCorp Financial Group’s Chief Executive Officer Adopts Rule 10b5-1 Trading Plan

PORTLAND, Ore. — May 31, 2006 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced that Eric E. Parsons, chairman, president and chief executive officer, has adopted a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934.

Rule 10b5-1 allows officers and directors to adopt written, pre-arranged stock trading plans at a time when they are not in possession of material nonpublic information. Using these plans, insiders can gradually diversify their investment portfolios and reduce market impact by spreading stock trades out over an extended period of time, while avoiding concerns about whether they were in possession of material nonpublic information when the stock was sold.

The trading plan for Mr. Parsons provides for the sale of up to 42,000 shares of StanCorp stock that will be issued as a result of options previously awarded to Mr. Parsons. The plan will allow up to 7,000 shares of stock to be sold per quarter during the period of June 1, 2006 through October 15, 2007.

As of May 26, 2006, Mr. Parsons beneficially owned 169,527 shares of StanCorp and 277,000 vested options to acquire shares of StanCorp’s common stock.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with approximately 29,000 group insurance policies in force covering about 7.4 million employees, as of March 31, 2006. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

##

Contacts

Investor Relations and Financial Media

Jeff Hallin

Telephone: (971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

Telephone: (971) 321-7051

E-mail: ttozer@standard.com